EXHIBIT 99.1

FORM OF PREFUNDING AGREEMENT

_____________________, 2015

Re: Abtech Holdings, Inc. Pre-Closing Funds

Dear Purchaser:

Reference is made to that certain Financing Agreement by and among Abtech Holdings, Inc., a Nevada corporation (the “Company”), _____________________ (“Purchaser”), and such other purchasers and debt holders set forth on Exhibit A thereto (the “Financing Agreement”). Capitalized terms used but not defined herein have the meanings assigned to them under the Financing Agreement.

Pursuant to Section 2.3 of the Financing Agreement, on the date hereof Purchaser shall provide the Company with $__________.00 (the “Pre-Closing Funds”) to be applied towards the Minimum Offering Amount. The funds due to the Company by Purchaser at the Stage One Closing, if it occurs, shall be credited by the Pre-Closing Funds.

In consideration for providing the Pre-Closing Funds, Purchaser will receive the Company common stock at the Closing Share Price. In the event that neither the execution of the Financing Agreement nor the Stage One Closing occurs, the Company shall, at its option, either (i) refund the Pre-Closing Funds to Purchaser; or (ii) give Purchaser the option to either (a) receive common stock for the amount provided at a purchase price equal to the average closing price of the Company’s common stock for the 5 trading days prior to the date that such amount was provided to the Company; or (b) receive a junior secured promissory note from the Company for the prepayment amount with such note having an interest rate of 7.5% and a term of one year. Further, if the Company accepts the Pre-Closing Funds more than 5 business days before the Stage One Closing, the Company shall issue to Purchaser a three-year warrant for the purchase of one (1) share of the Company’s common stock for each dollar of the Pre-Closing Funds, with such warrant having an exercise price equal to two times the average closing price of the Company’s common stock for the 5 trading days prior to the date such amount was provided to the Company.

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Kindly acknowledge your agreement with the foregoing by signing this letter below and returning a signed copy to me.

Very truly yours,

ABTECH HOLDINGS, INC.,
a Nevada corporation

By:
Name:
Title:

Accepted and agreed to this _______ day of ______________, 2015:

PURCHASER

Signature: ___________________________________________

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